Exhibit 99.1

NEWS RELEASE—FOR IMMEDIATE RELEASE

SEPTEMBER 4, 2018

Equity Residential Announces

Year End Retirement of CEO, David J. Neithercut

Mark J. Parrell Appointed President and Successor

Robert A. Garechana Appointed CFO

Chicago, IL—September 4, 2018—Equity Residential (NYSE: EQR) today announced key executive management changes as part of its succession planning program.

David J. Neithercut, 62, the Company’s President and Chief Executive Officer (CEO) since 2006, will retire as CEO on December 31, 2018, at which time Mark J. Parrell will be appointed CEO and join the Company’s Board of Trustees. Mr. Neithercut will remain a member of the Board following his retirement.

Mr. Parrell, 52, has been appointed President effective today. He has served as the Company’s Executive Vice President and Chief Financial Officer (CFO) since 2007. From 2005 to 2007, Mr. Parrell served as the Company’s Senior Vice President and Treasurer and has held various roles in the Company’s finance group since 1999.

Robert A. (Bob) Garechana, 39, has been appointed Executive Vice President and CFO effective today. Mr. Garechana currently serves as Senior Vice President and Treasurer of the Company, has served as Treasurer since 2008, and held various other finance roles since joining the Company in 2004.

“I have been honored to serve as a member of Equity Residential’s executive leadership since 1993 and am extremely grateful for the support of our investors, employees and Board over the last 25 years,” said Mr. Neithercut. “I have worked closely with Mark during much of this time and will transition leadership of the Company to him with great confidence. He is a strategic thinker, proven leader and respected colleague who, together with the Company’s talented senior management team, will work diligently to deliver continued success.”

“On behalf of our Board of Trustees, I thank David for his many contributions to the Company and congratulate him on the great success that Equity Residential has produced over his tenure,” said Sam Zell, Equity Residential’s Founder and Chairman. “We are pleased that after stepping down he will continue to serve the Company as a member of our Board.”

“Of a Board’s many responsibilities, the constant identification and development of executive talent are among the most important,” Mr. Zell continued. “Mark and Bob’s promotions are a direct result of the priority placed by our Board on succession planning and are the most recent examples of a very successful and rigorous process that has served the Company and its shareholders well. We congratulate them both and look forward to working with them as they and the rest of the team take the Company forward.”

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s renters want to live, work and play. Equity Residential owns or has investments in 306 properties consisting of 79,412 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California. For more information on Equity Residential, please visit our website at www.equityapartments.com